MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Juniper Business Plaza, 3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 3, 2012

Notice is hereby given that the Annual Meeting of Shareholders (Annual Meeting) of Monmouth Real Estate Investment Corporation (the Company) will be held Thursday, May 3, 2012, at 4:00 p.m. at the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey, for the following purposes:

1.

To elect four Directors, the names of whom are set forth in the accompanying Proxy Statement, each to hold office until the Company’s annual meeting of stockholders in 2015 and until his or her successor is duly elected and qualifies;

2.

To consider and vote on a proposal to approve the appointment of PKF O’Connor Davies as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012; and

3.

To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The books containing the minutes of the last Annual Meeting of Shareholders, and the minutes of all meetings of the Directors since the last Annual Meeting of Shareholders, will be presented at the Annual Meeting for the inspection of the shareholders.  Only shareholders of record at the close of business on March 7, 2012 will be entitled to vote at the Annual Meeting and at any adjournments or postponements thereof.

IF YOU ARE UNABLE TO BE PRESENT IN PERSON, SHAREHOLDERS MAY VOTE PRIOR TO THE MEETING USING THE METHODS DETAILED ON PAGE 3 OF THIS PROXY STATEMENT.

     BY ORDER OF THE BOARD OF DIRECTORS

        EUGENE W. LANDY

March 23, 2012     PRESIDENT AND DIRECTOR

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

__________

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 3, 2012

__________

SOLICITATION AND REVOCATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Monmouth Real Estate Investment Corporation (the Company) of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on May 3, 2012, and at any adjournments or postponements thereof, for the purposes listed in the preceding Notice of Annual Meeting of Shareholders (Notice). This Proxy Statement and the accompanying Proxy Card are being distributed on or about March 23, 2012, to shareholders of record on March 7, 2012.

A copy of the Annual Report, including financial statements, was mailed to all shareholders of record on or about February 2, 2012, and is available on the Company’s website at www.mreic.com.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the U.S. Securities and Exchange Commission (SEC), you are able to obtain proxy materials via the Internet, instead of being mailed printed copies of those materials. This will expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources.  Please visit the website www.proxyvote.com to view electronic versions of proxy materials and the Company’s 2011 Annual Report, and to request electronic delivery of future proxy materials.  Have your Proxy Card or notice of internet availability in hand when you access the website and follow the instructions. You will need your 12 digit Control Number which is located on your proxy card or notice of internet availability.

VOTING RIGHTS

Only holders of the Company’s $.01 par value common stock (Common Stock) of record as of the close of business on March 7, 2012, are entitled to vote at the Annual Meeting.  As of the record date, there were outstanding 40,167,375 shares of Common Stock, each share being entitled to one vote on any matter which may properly come before the Annual Meeting.  Said voting right is non-cumulative.  The holders of a majority of the outstanding shares of Common Stock shall constitute a quorum.  If a quorum is present, a plurality of the votes cast at the Company’s Annual Meeting of Stockholders is required to elect a director.  Cumulative voting in the election of directors is not permitted.  Approval of proposal 2 requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.  Abstentions and properly executed broker non-votes are not considered votes cast and will have no effect on the results of the election of directors or on the vote on any of the proposals to be considered at the Annual Meeting.

VOTING METHODS

Shareholders may vote using any of the following methods:

By Telephone or on the Internet

You can vote by calling the toll-free telephone number on your Proxy Card or Notice. Please have your Proxy Card or Notice in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.  The website for Internet voting is www.proxyvote.com. Please have your Proxy Card or Notice handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.  Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Daylight Time on May 2, 2012. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, the Company recommends that you follow the voting instructions in the materials you receive.  If you vote by telephone or on the Internet, you do not have to return your Proxy Card.

By Mail

If you received your Annual Meeting materials by mail, you may complete, sign and date the Proxy Card or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed Proxy Card but do not indicate your voting preferences, the persons named in the Proxy Card will vote the shares represented by that proxy as recommended by the Board of Directors.

In Person at the Annual Meeting

All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

Any shareholder giving the accompanying proxy has the power to revoke it at any time before it is exercised at the Annual Meeting by filing with the Secretary of the Company an instrument revoking it, by delivering a duly executed proxy card bearing a later date, or by appearing at the meeting and voting in person.  Shares represented by properly executed proxies will be voted as specified thereon by the shareholder.  Unless the shareholder specifies otherwise, such proxies will be voted FOR the proposals set forth in the Notice of Annual Meeting.

The cost of preparing, assembling and distributing this Proxy Statement and form of proxy, and the cost of soliciting the proxies related to the Annual Meeting will be borne by the Company.  The Company does not intend to solicit proxies otherwise than by use of the mail, internet and telephone, but certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s articles of incorporation and bylaws provide for a classified board of directors comprised of Class I, II, and III directors.  Four Class III directors are scheduled to be elected at the Annual Meeting to serve until the Company’s annual meeting of shareholders in 2015 and until their successors are duly elected and qualify.  The four nominees for election as Class III directors are set forth below. In the event any nominee is unable to serve or will not serve as a director before the Annual Meeting, the proxy holders will vote all proxies received by them for any nominee designated by the Company’s Board of Directors. In the event that additional persons are nominated for election as Class III directors, the proxy holders intend to vote all proxies received by them for the nominees listed below and against any other nominee. As of the date of this proxy statement, the Company’s Board of Directors is not aware of any other individual who may properly be nominated for election as a Class III director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director. The nominees listed below are currently each serving as a director of the Company.

The Company’s Board of Directors currently consists of 11 directors, four of whom have terms expiring in 2012.

The proxies solicited cannot be voted for a greater number of persons than the nominees named.

INFORMATION REGARDING DIRECTOR NOMINEES

The following information concerning the principal occupation, other affiliations and business experience of each of the four nominees during the last five years has been furnished to the Company by such nominee:

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Catherine B. Elflein	51	Independent Director. Certified Public Accountant. Senior Director – Risk Management (2006 to present) at Celgene Corporation; Controller of Captive Insurance Companies (2004 to 2006) and Director – Treasury Operations (1998 to 2004) at Celanese Corporation. Ms. Elflein’s extensive experience in accounting and finance and risk management are primary among other reasons why Ms. Elflein serves on our Board.	2007

Eugene W. Landy	78	President and Chief Executive Officer (1968 to present) and Director. Attorney at Law. Chairman of the Board (1995 to present), President (1969 to 1995) of UMH Properties, Inc., an affiliated company. As our Chairman and Founder, Mr. Landy brings unparalleled experience in real estate investing to our Board.	1968

Michael P. Landy	50

Chief Operating Officer (2011 to present), Chairman of the Executive Committee (2010 to present) and Director.  Executive Vice President (2009 to 2010), Executive Vice President-Investments (2006 to 2009), and Vice President-Investments (2001 to 2006). Executive Vice President and Director (2011 to present), Vice President-Investments (2001 to 2011) of UMH Properties, Inc., an affiliated company.  President (1998 to 2001) of Siam Records, LLC.  Chief Engineer and Technical Director (1987 to 1998) of GRP Recording Company. Mr. Landy’s role as our Chief Operating Officer and extensive experience in real estate investing and operations management are primary among other reasons why Mr. Landy serves on our Board.

			2007

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Samuel A. Landy	51	Director. Attorney at Law (1985 to present); President (1995 to present), Vice President (1991 to 1995) and Director (1992 to present) of UMH Properties, Inc., an affiliated company. Mr. Landy’s extensive experience in real estate investing and REIT leadership are primary among other reasons why Mr. Landy serves on our Board.	1989

At the Annual Meeting, the stockholders of the Company will be requested to elect four Directors, comprising Class III.  The affirmative vote of the holders of not less than a majority of the total combined voting power of all classes of stock entitled to vote and present at the Annual Meeting, in person or by proxy, subject to quorum requirements, will be required to elect a Director.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ELECTION OF THE FOUR NOMINEES NAMED ABOVE

INFORMATION CONCERNING CONTINUING DIRECTORS

Class I Directors with Terms Expiring in 2013

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Anna T. Chew	53	Treasurer and Member of the Executive Committee (2010 to present) and Director. Chief Financial Officer (1991 to 2010). Certified Public Accountant. Vice President and Chief Financial Officer (1995 to present), Controller (1991 to 1995) and Director (1994 to present) of UMH Properties, Inc., an affiliated company. Ms. Chew’s extensive public accounting, finance and real estate industry experience are primary among other reasons why Ms. Chew serves on our Board.	2007

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Daniel D. Cronheim	57

Director.  Attorney at Law (1979 to present).  Certified Property Manager (2010). President (2000 to present) of David Cronheim Mortgage Company. Executive Vice President (1997 to present) of Cronheim Management Services, Inc. Executive Vice President (1989 to present) and General Counsel (1983 to present) of David Cronheim Company.  Director, Chairman of Compensation Committee and Audit Committee (2000 to present) of Hilltop Community Bank. Mr. Cronheim’s extensive experience in real estate management and the mortgage industry are primary among the reasons why Mr. Cronheim serves on our Board of Directors.

			1989

Scott L. Robinson	41	Independent Director. Managing Partner, Cadence Capital Group, LLC (2008 to present); Director, The REIT Center at New York University (2008 to present); Vice President Citi Markets and Banking (2006 to 2008) at Citigroup; Senior REIT and CMBS analyst at Standard & Poor’s, (1998 to 2006). Mr. Robinson’s extensive experience in real estate finance and investment are primary among other reasons why Mr. Robinson serves on our Board.	2005

Eugene Rothenberg	79	Independent Director. Investor. Retired physician. Director (1977 to present) of UMH Properties, Inc., an affiliated company. Mr. Rothenberg’s extensive experience as an investor and in management is primary among other reasons why Mr. Rothenberg serves on our Board.	2007

Class II Directors with Terms Expiring in 2014

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Neal Herstik	53	Independent Director. Attorney at Law, Gross, Truss & Herstik, PC (1997 to present). Co-founder and former President, Manalapan-Englishtown Education Foundation, Inc., a non-profit corporation (1995 to 2001). Mr. Herstik’s extensive legal experience and experience in the real estate industry are primary among other reasons why Mr. Herstik serves on our Board.	2004

Matthew I. Hirsch	52	Independent Director. Attorney at Law (1985 to present); Adjunct Professor of Law, Widener University School of Law (1993 to present). Mr. Hirsch’s extensive legal experience and experience in the real estate industry are primary among other reasons why Mr. Hirsch serves on our Board.	2000

Stephen B. Wolgin	57

Independent Director.  Managing Director of U.S. Real Estate Advisors, Inc. (2000 to present), a real estate advisory services group based in New York. Partner with the Logan Equity Distressed Fund (2007 to present).  Director (2007 to present) of UMH Properties, Inc., an affiliated company. Prior affiliations with J.P. Morgan, Odyssey Associates, The Prudential Realty Group, Standard & Poor’s Corporation, and Grubb and Ellis. Mr. Wolgin’s extensive experience as a real estate and finance consultant and experience in the real estate industry are primary among other reasons why Mr. Wolgin serves on our Board.

			2003

Six of the Company’s directors are also directors of UMH Properties, Inc. (UMH), a publicly-owned affiliate of the Company which engages in real estate transactions.  In addition, the officers and directors of the Company may engage in real estate transactions for their own account, which transactions may also be suitable for the Company.  In most respects, the activities of the Company and UMH are not in conflict, but rather complement each other.  However, the activities of the officers and directors of the Company on behalf of UMH, or for their own account, may on occasion conflict with those of the Company and deprive the Company of favorable opportunities.  It is the opinion of the officers and directors of the Company that there have been no conflicting transactions since the beginning of the last fiscal year

.

CORPORATE GOVERNANCE AND BOARD MATTERS

Monmouth Real Estate Investment Corporation is committed to maintaining sound corporate governance principles.  The Board of Directors has approved formal Corporate Governance Guidelines that address the qualifications and responsibilities of Directors, Director independence, committee structure and responsibilities, and interactions with management, among other matters. The Corporate Governance Guidelines are available on the Company’s website at www.mreic.com.  Together with the bylaws of the Company and the Charters of the Board’s committees, the Corporate Governance Guidelines provide the framework for the governance of the Company.

Board Leadership Structure and Risk Oversight

The Board believes that the Company and its stockholders are best served at this time by a leadership structure in which a single person serves as Chairman and Chief Executive Officer.  Currently, Mr. Eugene Landy serves as Chairman of the Board and Chief Executive Officer.  Combining the roles of Chairman and Chief Executive Officer makes clear that the person serving in these roles has primary responsibility for managing the Company’s business subject to the oversight and review of the Board.  Under this structure the Chairman and Chief Executive Officer presides over Board meetings where the Board discusses strategic and business issues.  The Board believes that this approach promotes unified leadership and direction for the Company, as the Chief Executive Officer is the individual with primary responsibility for directing the work of other officers and leading implementation of the Company’s strategic plans as approved by the Board.  The Board has designated Mr. Scott Robinson to serve as Presiding Officer of the independent directors.

The Board reviews the structure of the Board and Company leadership as part of the succession planning process.   During 2010, the Board appointed an Executive Committee (the EC) to (1) manage the day to day activities of the Company, (2) assist the President and Chief Executive Officer in the overall management of the Company, and (3) provide for business continuity.  The EC operates under a written charter and provides a mechanism for key officers and staff to engage in all facets of the Company.  The EC is composed of the Chief Operating Officer (who serves as the Chairman of the EC), the Chief Financial Officer, the Treasurer, and the General Counsel.  The EC is subject to the provisions of the Company’s bylaws. An EC member may be removed for any reason by the Board. Members of the Board of Directors may attend meetings of the EC by invitation.

The EC has the following duties and responsibilities:

?

To manage the day to day business and affairs of the Company which do not require Board action;

?

To confer with and assist the President;

?

To implement  corporate actions after approval by the full Board;

?

Review and recommend  to the Board investment activities and funding;

?

Review strategic plans and the strategic focus of management;

?

Review and approve acquisitions, expansions, leasing, and make recommendations in regard thereto for Board approval;

?

Engage consultants and advisors at the expense of the Company to assist the EC as it deems necessary in the performance of its functions with the authority to retain and terminate any such professionals, consultants and advisors, and to approve all fees and other retention terms resulting thereto;

?

To make regular reports to the Board, as appropriate; and

?

To review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval.

The Board of Directors oversees the Company’s enterprise-wide approach to the major risks facing the Company and oversees the Company’s policies for assessing and managing its exposure to risk. The Board periodically reviews these risks and the Company’s risk management processes. The Board also considers risk in evaluating the Company’s strategy. The Board’s responsibilities include reviewing the Company’s practices with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Company. The Audit Committee reviews the Company’s financial and compliance risks and major legislative and regulatory developments which could materially impact the Company. The Compensation Committee oversees management’s assessment of whether the Company’s compensation structure, policies and programs create risks that are reasonably likely to have a material adverse effect on the Company.

Board Independence

The Company’s Corporate Governance Guidelines include specific Director Independence Standards that comply with applicable rules of the SEC and the listing standards of the New York Stock Exchange (NYSE).  The Board requires that at least a majority of its Directors satisfy this definition of independence.  The Board of Directors has considered business and other relationships between the Company and each of its Directors, including information provided to the Company by the Directors.  Based upon its review, the Board of Directors has determined that all of its Directors, other than Ms. Anna Chew and Messrs. Daniel D. Cronheim, Eugene W. Landy, Michael P. Landy, and Samuel A. Landy, are independent, consistent with the Corporate Governance Guidelines.

Committees of the Board of Directors and Meeting Attendance

The Board of Directors had four meetings during the last fiscal year.  No Director attended fewer than 75% of the Board of Director meetings and Committee meetings.  The Company does not have a policy concerning Directors’ attendance at the Annual Meeting of Shareholders.  Four Directors attended the Company’s 2011 Annual Meeting of Shareholders.

The Company has a standing Audit Committee, Compensation Committee and Nominating Committee of the Board of Directors.

Audit Committee

The Audit Committee’s responsibilities include reviewing and overseeing financial reporting, policies and procedures and internal controls, retaining the independent auditor, approving the audit fees, and discussing the independent auditors independence.  It also oversees the internal audit function, legal and regulatory compliance and adherence to the Code of Business Conduct and Ethics, establishing procedures for complaints received regarding the Company’s accounting, internal accounting controls and auditing matters.  In addition, the Audit Committee prepares the Audit Committee Report which is included in the Company’s annual proxy statements. The Audit Committee had four meetings during the fiscal year, including an executive session with the independent auditors, in which management did not attend.  The Audit Committee operates under the Audit Committee Charter which is presented herein at Appendix A and is also available on the Company’s website at www.mreic.com.

The current members of the Company’s Audit Committee are Catherine B. Elflein, Matthew I. Hirsch, Scott Robinson, and Stephen B. Wolgin (who serves as Chairman of the Audit Committee).  The Board has determined that the members of the Audit Committee are independent as defined by the rules of the SEC and the listing standards of the New York Stock Exchange, and that each of them is able to read and understand fundamental financial statements.  The Board has also determined that Stephen B. Wolgin and Catherine B. Elflein are “audit committee financial experts” within the meaning of the rules of the SEC and are “financially sophisticated” within the meaning of the rules of the New York Stock Exchange.

Compensation Committee

The Compensation Committee (1) evaluates the President’s and other executive officers’ performance in light of the Company’s goals and objectives and determines the President’s and other executive officers’ compensation, which includes base salary and bonus; and (2) administers the Company’s 2007 Stock Option and Stock Award Plan (2007 Plan), as amended and restated.  The Compensation Committee had one meeting during the last fiscal year.  The current members of the Compensation Committee are Matthew I. Hirsch and Stephen B. Wolgin (who serves as the Chairman of the Compensation Committee).  The Board has determined that the members of the Compensation Committee are independent as defined by the rules of the SEC and the listing standards of the NYSE.   The Compensation Committee operates under the Compensation Committee Charter which can be found at the Company’s website at www.mreic.com.

Nominating Committee

The Nominating Committee identifies, considers and recommends candidates to serve as members of the Board and makes recommendations regarding the structure and composition of the Board of Directors and Committees.  The Nominating Committee had one meeting during the last fiscal year.  The current members of the Nominating Committee are Neal Herstik, Matthew I. Hirsch (who serves as the Chairman of the Nominating Committee), and Stephen B. Wolgin. The Board of Directors has determined that each member of the Nominating Committee is an independent Director as defined by the rules of the SEC and the listing standards of the NYSE. The Nominating Committee operates under the Nominating Committee Charter which can be found at the Company’s website at www.mreic.com.

The principal function of the Nominating Committee is to review and select candidates for nomination to the Board of Directors. Recommendations with regard to nominees for election to the Board of Directors may be submitted by any stockholder entitled to vote for the election of directors in writing, received by the Secretary of the Corporation at least 90 days but not more than 120 days prior to the first anniversary of the date on which the Company mailed its proxy materials for the prior year's annual meeting of stockholders.  Each notice of nomination must set forth (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of common stock of the Company which are beneficially owned by each such nominee, and (iv) such other information as required by the SEC pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (Exchange Act).

In connection with the formation of the Nominating Committee, the Company's Board of Directors established certain minimum qualifications for board members, including being at least 21 years old and possessing (1) the ability to read and understand corporate financial statements, (2) relevant business experience and professional skills, (3) high moral character and personal and professional integrity, and (4) the willingness to commit sufficient time to attend to his or her duties and responsibilities as a director of a public corporation. In addition, the Nominating Committee may consider a variety of other qualities and skills, including (i) the ability to exercise independent decision-making, (ii) the absence of conflicts of interest, and (iii) the ability to work effectively with other directors in collectively serving the long-term interests of all shareholders. Nominees must also meet any applicable requirements of SEC regulations, state law, and the Company's articles of incorporation and bylaws.

The Nominating Committee has established a process for identifying and evaluating nominees for director. The Nominating Committee will annually assess the qualifications, expertise, performance and willingness to serve of existing directors. If at this time or at any other time during the year the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Chair of the Nominating Committee will then initiate the search, seeking input from other directors and senior management, considering nominees previously submitted by shareholders, and, if deemed necessary or appropriate, hiring a search firm. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will then be identified and presented to the Nominating Committee by the Committee Chairman. The Nominating Committee will then prioritize the candidates and determine if the Nominating Committee members, other directors or senior management have relationships with the preferred candidates and can initiate contacts. To the extent feasible, all of the members of the Nominating Committee and the President will interview the prospective candidate(s). Evaluations and recommendations of the interviewers will be submitted to the Nominating Committee for final evaluation. The Nominating Committee will meet to consider such recommendations and to approve the final candidate. The Nominating Committee will evaluate all nominees for director, including nominees recommended by a stockholder, on the same basis.

To date, there are no third parties being compensated for identifying and evaluating candidates.

Independent Director Meeting

The Company’s independent directors, as defined under the listing standards of the NYSE, have established a policy to meet separately from the other directors in a regularly scheduled executive session at least annually, and at such times as may be deemed appropriate by the Company’s independent directors.  Any independent director may call an executive session of independent directors at any time.  The independent directors had one meeting during the last fiscal year.  The Board of Directors has nominated Mr. Scott Robinson to serve as Presiding Officer of the Independent Directors.

Shareholder Communications

Shareholders and other interested parties who desire to contact the Company’s Board of Directors may do so by writing to:  Board of Directors, c/o Secretary, Monmouth Real Estate Investment Corporation, 3499 Rt. 9 N, Suite 3-C, Freehold, NJ 07728.  Communications received will be distributed to the Chairperson of the appropriate committee of the Board depending on the facts and circumstances outlined in the communication.  Shareholders and other interested parties also may direct communications solely to the Independent Directors of the Company by addressing such communications to the Independent Directors, c/o Secretary, at the address set forth above.  In addition, the Board of Directors maintains special procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the submission by employees of the Company, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters.  Such communications may be made by writing to the Audit Committee of the Board of Directors or other officers, c/o Secretary, at the address set forth above.  Any such communication marked “Confidential” will be forwarded by the Secretary, unopened, to the Chairman of the Audit Committee.

Code of Conduct

The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers, and employees of the Company, including its principal executive officers and principal financial officer.  This code is posted on our website at www.mreic.com.  During 2011, no violations of the Code of Business Conduct and Ethics were reported nor were any waivers granted.

PROPOSAL 2

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Company’s annual meeting of shareholders, the Company’s common shareholders will be asked to consider and vote on a proposal to approve the appointment of PKF O’Connor Davies (PKF) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012. The Company’s articles of incorporation and bylaws do not require that its shareholders ratify the appointment of PKF as the Company’s independent registered public accounting firm. The Company is asking its common shareholders to ratify this appointment as a matter of good corporate practice. If the Company’s common shareholders do not ratify the appointment of PKF, the Company’s Audit Committee will reconsider whether or not to retain PKF as the Company’s independent registered public accounting firm, but may determine to do so. Even if the appointment of PKF is ratified by the Company’s common shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company.   The Company expects a representative of PKF to be present at the Annual Meeting either to make a statement or to respond to appropriate questions.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE APPOINTMENT OF PKF O’CONNOR DAVIES AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2012

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information with respect to the beneficial ownership of the Company’s common stock (Shares) as of March 7, 2012 by:

•

each person known by the Company to beneficially own more than five percent of the Company’s outstanding Shares;

•

the Company’s directors;

•

the Company’s executive officers; and

•

all of the Company’s executive officers and directors as a group.

Unless otherwise indicated, the person or persons named below have sole voting and investment power and that person’s address is c/o Monmouth Real Estate Investment Corporation, Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728.  In determining the number and percentage of Shares beneficially owned by each person, Shares that may be acquired by that person under options exercisable within sixty (60) days of March 7, 2012 are deemed beneficially owned by that person and are deemed outstanding for purposes of determining the total number of outstanding Shares for that person and are not deemed outstanding for that purpose for all other shareholders.

Amount and Nature		Percentage
Name and Address	of Beneficial	of Shares
of Beneficial Owner	Ownership(1)	Outstanding(2)
Oakland Financial Corporation 34200 Mound Road Sterling Heights, Michigan 48310	3,282,347(3)	8.17%
Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	2,956,927(4)	7.36%
BlackRock Inc. 40 East 52nd Street New York, New York 10022	2,873,485(5)	7.15%
FMR LLC (Fidelity) 82 Devonshire Street Boston, Massachusetts 02109	2,034,525(6)	5.07%
Anna T. Chew	354,927(7)	*
Daniel D. Cronheim	86,247	*
Catherine B. Elflein	8,038	*
Neal Herstik	8,627	*
Matthew I. Hirsch	62,140	*
Eugene W. Landy	1,176,792(8)	2.89%
Samuel A. Landy	281,242(9)	*
Michael P. Landy	371,078(10)	*
Allison Nagelberg	20,239(11)	*
Scott Robinson	8,038(12)	*
Eugene D. Rothenberg	84,228	*
Maureen E. Vecere	150,875(13)	*
Stephen B. Wolgin	28,850(14)	*
Directors and Officers as a group		6.42%

*Less than 1%.

(1)

Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that the persons named in the table have sole voting and investment power with respect to all Shares listed.

(2)

Based on the number of Shares outstanding on March 7, 2012, which was 40,167,375.

(3)

Based on Schedule 13D/A filed on May 5, 2011 with the SEC by Oakland Financial Corporation (“Oakland”), Liberty Bell Agency, Inc. (“Liberty Bell”), and Cherokee Insurance Company (“Cherokee”), as of April 30, 2011, Oakland owns 52,369, Liberty Bell owns 394,590, Cherokee owns 2,665,063, Erie Manufactured Home Properties, LLC, owns 86,531, Apache Ventures, LLC, owns 79,326, and Matthew T. Maroun owns 4,469.  This filing with the SEC by Oakland, indicates that Oakland shares voting and dispositive power with respect to those Shares with Liberty Bell, Cherokee, Erie Manufactured Homes, Apache Ventures, LLC, all of which are wholly-owned subsidiaries of Oakland.  Matthew T. Moroun is the Chairman of the Board and controlling stockholder of Oakland, Liberty Bell and Cherokee.

(4)

Based on Schedule 13G filed on February 10, 2012, with the SEC by Vanguard Group, Inc. (Vanguard), as of December 31, 2011, Vanguard owns 2,956,927 Shares.  This filing with the SEC by Vanguard Group, Inc., indicates that Vanguard has sole voting power with respect to 50,477 Shares, sole dispositive power with respect to 2,906,450 Shares, and shared dispositive power with respect to 50,477 Shares.

(5)

Based on Schedule 13G/A filed on February 10, 2012, with the SEC by BlackRock Inc. (Blackrock), as of December 31, 2011, owns 2,873,485 Shares.  This filing with the SEC by BlackRock Inc. indicates that BlackRock has sole voting and dispositive power with respect to those Shares.

(6)

Based on Schedule 13G/A filed on February 14, 2012 with the SEC by FMR LLC, as of December 31, 2011, FMR LLC owns 2,034,525 Shares.  This filing with the SEC by FMR LLC indicates that FMR LLC has sole voting power with respect to 0 Shares, and sole dispositive power with respect to 2,034,525 Shares.

(7)

Includes (a) 121,336 Shares owned jointly with Ms. Chew’s husband; and (b) 20,493 Shares held in Ms. Chew’s 401(k) Plan.  As a co-trustee of the UMH 401(k), Ms. Chew has shared voting power over the Shares held by the UMH 401(k).  She, however, disclaims beneficial ownership of all of the Shares held by the UMH 401(k), except for the 20,493 Shares held by the UMH 401(k) for her benefit.  Includes 213,100 Shares issuable upon exercise of stock options.

(8)

Includes (a) 150,913 Shares owned by Mr. Eugene Landy’s wife; (b) 234,427 Shares held in the E.W. Landy Profit Sharing Plan of which Mr. Eugene Landy is a trustee and has shared voting and dispositive power; (c) 192,294 Shares held in the E.W. Landy Pension Plan over which Mr. Eugene Landy has shared voting and dispositive power; (d) 13,048 Shares held in Landy Investments Ltd., over which Mr. Eugene Landy has shared voting and dispositive power; (e) 111,200 Shares held in the Eugene W. and Gloria Landy Family Foundation, a charitable trust, over which Mr. Eugene Landy has shared voting and dispositive power; and (f) 24,828 Shares in Juniper Plaza Associates, and (g) 19,152 Shares held in Windsor Industrial Park Associates, over which Mr. Eugene Landy has shared voting and dispositive power.  Includes 487,750 Shares issuable upon the exercise of stock options. Excludes 65,000 Shares issuable upon the exercise of a stock option, which stock option is not exercisable until January 3, 2013.

(9)

Includes (a) 20,788 Shares owned by Mr. Samuel Landy’s wife; (b) 38,762 Shares held in a custodial account for Mr. Samuel Landy’s minor child under the New Jersey Uniform Transfers to Minors Act with respect to which he disclaims any beneficial interest but he has sole dispositive and voting power; (c) 24,379 Shares in the Samuel Landy Family Limited Partnership; and (d) 46,978 Shares held in the UMH 401(k) Plan.  As a co-trustee of the UMH 401(k), Mr. Samuel Landy has shared voting power over the Shares held by the UMH 401(k).  He, however, disclaims beneficial ownership of all of the Shares held by the UMH 401(k), except for the 46,978 Shares held by the UMH 401(k) for his benefit.

(10)

Includes (a) 17,720 Shares owned by Mr. Michael Landy’s wife; and (b) 116,294 Shares held in custodial accounts for Mr. Michael Landy’s minor children under the New Jersey Uniform Transfer to Minors Act in which he disclaims any beneficial interest but has power to vote, and (c) 8,298 Shares held in 401(k) Plan.  Includes 119,650 Shares issuable upon the exercise of stock options.

 (11)

Includes 1,240 Shares held in custodial accounts for Ms. Nagelberg’s minor children under the New Jersey Uniform Transfers to Minors Act with respect to which she disclaims any beneficial interest but she has sole dispositive and voting power.

(12)

Includes 5,000 Shares issuable upon the exercise of a stock option.

(13)

Includes (a) 3,581 Shares held in custodial accounts for Ms. Vecere’s minor children under the New Jersey Uniform Transfers to Minors Act with respect to which she disclaims any beneficial interest but she has sole dispositive and voting power, and (b) 241 Shares held in 401(k) Plan.  Includes 127,600 Shares issuable upon the exercise of stock options.

(14)

Includes (a) 1,957 Shares owned by Mr. Wolgin’s wife, and (b) 373 Shares held in custodial accounts for Mr. Wolgin’s minor children under the New Jersey Uniform Transfer to Minors Act in which he disclaims any beneficial interest but has power to vote.  Mr. Wolgin also owns 10,000 Shares of the Company’s preferred stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board has been appointed to discharge the Board's responsibilities relating to the compensation of the Company's executive officers. The Compensation Committee has the overall responsibility for approving and evaluating the executive officer compensation plans, policies and programs of the Company. The Compensation Committee's primary objectives include serving as an independent and objective party to review such compensation plans, policies and programs.

Throughout this proxy statement, the individuals who served as the Company’s President and Chief Executive Officer and Chairman of the Executive Committee and Chief Operating Officer and other members of the Executive Committee during fiscal 2011 included in the Summary Compensation Table presented below are sometimes referred to in this Proxy Statement as the named executive officers.

Compensation Philosophy and Objectives

The Compensation Committee believes that a well-designed compensation program should align the goals of the shareholders with the goals of the chief executive officer, and that a significant part of the executive's compensation, over the long term, should be dependent upon the value created for shareholders. In addition, all executives should be held accountable through their compensation for the performance of the Company, and compensation levels should also reflect the executive's individual performance in an effort to encourage increased individual contributions to the Company's performance. The compensation philosophy, as reflected in the Company's employment agreements with its executives, is designed to motivate executives to focus on operating results and create long-term shareholder value by:

• establishing a plan that attracts, retains and motivates executives through compensation that is competitive with a peer group of other publicly-traded real estate investment trusts;

• linking a portion of executives' compensation to the achievement of the Company's business plan by using measurements of the Company's operating results and shareholder return; and

• building a pay-for-performance system that encourages and rewards successful initiatives within a team environment.

The Compensation Committee believes that each of the above factors is important when determining compensation levels for named executive officers. The Compensation Committee reviews and approves the employment contracts for the President and Chief Executive Officer and Chairman of the Executive Committee and Chief Operating Officer, including performance goals and objectives.  The Compensation Committee annually evaluates performance of the executive officers in light of those goals and objectives. The Compensation Committee considers the Company's performance, relative shareholder return, the total compensation provided to comparable officers at similarly-situated companies, and compensation given to the named executive officers in prior years. The Company uses the annual Compensation Survey published by the National Association of Real Estate Investment Trusts (NAREIT) as a guide to setting compensation levels.  Participant company data is not presented in a manner that specifically identifies any named individual or company.  This survey details compensation by position type with statistical salary and bonus information for each position.  The Compensation Committee compares the Company’s salary and bonus amounts to the ranges presented for reasonableness.  To that end, the Compensation Committee believes executive compensation packages provided by the Company to its executive officers should include both base salaries and annual bonus awards that reward corporate and individual performance, as well as give incentives to those executives who meet or exceed established goals.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all final compensation decisions for the Company's named executive officers. The President and Chief Executive Officer and Chairman of the Executive Committee and Chief Operating Officer annually review the performance of the other named executive officers and then present their conclusions and recommendations to the Compensation Committee with respect to base salary adjustments and annual cash bonus and stock option awards. The Compensation Committee exercises its own discretion in modifying any recommended adjustments or awards, but does consider the recommendations from management who work closely with the other named executive officers.

Role of Grants of Stock Options and Restricted Stock in Compensation Analysis

The Compensation Committee views the grant of stock options and restricted stock awards as a form of long-term compensation.  The Compensation Committee believes that such grants promote the Company's goal of retaining key employees, and align the key employee's interests with those of the Company's shareholders from a long-term perspective.   The number of options or shares of restricted stock granted to each employee is determined by consideration of various factors including but not limited to the employees’ title, responsibilities, and years of service.

Role of Employment Agreements in Determining Executive Compensation

Each of the Company's currently employed named executive officers is a party to an employment agreement.  The key elements of our compensation program for the named officers are base salary, bonuses, stock options and perquisites and other benefits.  Each of these is addressed separately below.  In determining initial compensation, the Compensation Committee considers all elements of a named executive officer’s total compensation package in comparison to current market practices and other benefits.

Base Salaries

Base salaries are paid for ongoing performance throughout the year. In order to compete for and retain talented executives who are critical to the Company's long-term success, the Compensation Committee has determined that the base salaries of named executive officers should approximate those of executives of other equity real estate investment trusts  that compete with the Company for employees, investors and business, while also taking into account the named executive officers' performance and tenure and the Company's performance relative to its peer companies within the real estate investment trust (REIT) industry using the NAREIT Compensation Survey described above.

Bonuses

In addition to the provisions for base salaries under the terms of our employment agreements, the President is entitled to receive annual cash bonuses for each calendar year during the term of the agreement, based on the achievement of certain performance goals set by the Compensation Committee.   The following are the bonus targets and recommended compensation for the President which the Compensation Committee uses as a guide in determining the bonus, if any:

	Threshold	Target	Outstanding

Growth in market cap	7.5%	12.5%	20%
Bonus	$20,000	$45,000	$90,000

Growth in FFO/share	7.5%	12.5%	20%
Bonus	$20,000	$45,000	$90,000

Growth in dividend/share	5%	10%	15%
Bonus	$30,000	$60,000	$120,000

Total Bonus Potential	$70,000	$150,000	$300,000

In addition to its determination of the executive's individual performance levels for 2011, the Compensation Committee also compared the executive's total compensation for 2011 to that of similarly-situated personnel in the REIT industry using the NAREIT Compensation Survey described above.

Bonuses awarded to the other named executive officers are recommended by the President and are approved by the Compensation Committee.  The President and the Compensation Committee believe that short-term rewards in the form of cash bonuses to senior executives generally should reflect short-term results and should take into consideration both the profitability and performance of the Company and the performance of the individual, which may include comparing such individual’s performance to the preceding year, reviewing the breadth and nature of the senior executives’ responsibilities and valuing special contributions by each such individual.  In evaluating performance of the Company annually, the Compensation Committee considers a variety of factors, including, among others, Funds From Operations (FFO), net income, growth in asset size, amount of space under lease and total return to shareholders.  The Company considers FFO to be an important measure of an equity REIT’s operating performance and has adopted the definition suggested by NAREIT, which defines FFO to mean net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains or losses from sales of property, plus real estate related depreciation and amortization.   The Company considers FFO to be a meaningful, additional measure of operating performance primarily because it excludes the assumption that the value of its real estate assets diminishes predictably over time and because industry analysts have accepted it as a performance measure.

Various other factors considered include the employee’s title and years of service.  The employee’s title generally reflects the employee’s responsibilities and the employee’s years of service may be considered in determining the level of bonus in comparison to base salary.  The

President and the Compensation Committee have declined to use specific performance formulas with respect to the other named executive officers, believing that with respect to Company performance, such formulas do not adequately account for many factors, including, among others, the relative performance of the Company compared to its competitors during variations in the economic cycle, and that with respect to individual performance, such formulas are not a substitute for the subjective evaluation by the President and Compensation Committee of a wide range of management and leadership skills of each of the senior executives.

Stock Options and Restricted Stock

The employment agreement for the President states that he will receive stock options to purchase 65,000 shares annually.  For the other senior executives, the President makes a recommendation to the Compensation Committee of specific stock option or restricted stock grants.  In making its decisions, the Compensation Committee does not use an established formula or focus on a specific performance target.  The Compensation Committee recognizes that often outside forces beyond the control of management, such as economic conditions, changing leasing and real estate markets and other factors, may contribute to less favorable near term results even when sound strategic decisions have been made by the senior executives to position the Company for longer term profitability. Thus, the Compensation Committee also attempts to identify whether the senior executives are exercising the kind of judgment and making the types of decisions that will lead to future growth and enhanced asset value, even if the same are difficult to measure on a current basis. For example, in determining appropriate stock option and restricted stock awards, the Compensation Committee considers, among other matters, whether the senior executives have executed strategies that will provide adequate funding or appropriate borrowing capacity for future growth, whether acquisition and leasing strategies have been developed to ensure a future stream of reliable and increasing revenues for the Company, whether the selection of properties, tenants and tenant mix evidence appropriate risk management, including risks associated with real estate markets and tenant credit, and whether the administration of staff size and compensation appropriately balances the current and projected operating requirements of the Company with the need to effectively control overhead costs.

In fiscal 2011, the Compensation Committee received the recommendations from the President for the number of options or restricted stock to be awarded.  The factors that were considered in awarding the stock options included the following progress that was made by management:

•

Located and acquired three industrial properties as per its investment strategy without placing undue burden on liquidity.

•

Raised approximately $19 million in equity via registered direct placements of preferred stock and $19.4 million through the Company’s Dividend Reinvestment and Stock Purchase Plan.

•

Continued its conservative approach to management of the properties and maintained its cash distributions to shareholders.

•

Renewed 100% of expiring leases expiring in fiscal 2011 on favorable terms.

•

Managed general and administrative costs to an appropriate level.

•

Refinanced debt at lower interest rates and increased the Company’s line of credit.

•

Obtained the goal of inclusion of the Company in the MSCI US REIT index.

The individual awards were allocated based on the named executive officers’ individual contributions to these accomplishments.   Other factors included the named executive officers’ title, responsibilities and years of service.  In addition, the awards were compared to each named executive officers’ total compensation and compared with comparable REITs using the annual Compensation Survey published by NAREIT as a guide for setting total compensation.

Perquisites and Other Personal Benefits

The Company's employment agreements provide the named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the executive officers.

The named executive officers are generally provided the following benefits under the terms of their employment agreements: an allotted number of paid vacation weeks; eligibility for the executive, spouse and dependents in all Company sponsored employee benefits plans, including 401(k) plan, group health, accident, and life insurance, on terms no less favorable than applicable to any other executive; use of an automobile; and, supplemental short-term or long-term disability insurance, at the Company's cost, as agreed to by the Company and the named executive officer.  Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended September 30, 2011, are included in “All Other Compensation” of the Summary Compensation Table provided below in this Proxy Statement.

Payments upon Termination or Change in Control

In addition, the named executive officers’ employment agreements each contain provisions relating to change in control events and severance upon termination for events other than with cause or good reason (as defined under the terms of the employment agreements). These change in control and severance terms are designed to promote stability and continuity of senior management. Information regarding these provisions is included in “Employment Agreements” provided below in this Proxy Statement. There are no other agreements or arrangements governing change in control payments.

Evaluation

Mr. Eugene Landy is under an amended employment agreement with the Company.  In July 2010, based on the Compensation Committee’s evaluation of his performance, his base compensation under his amended contract was increased from $225,000 to $275,000 per year.

In evaluating Mr. Eugene Landy’s leadership performance, during 2010, the Compensation Committee awarded Mr. Eugene Landy an Outstanding Leadership Achievement Award (the Award) in the amount of $300,000 per year for three years.  This Award is to recognize Mr. Eugene Landy’s exceptional leadership as President and Chief Executive Officer for over 40 years.

In evaluating Mr. Eugene Landy’s eligibility for an annual bonus, the Compensation Committee used the bonus schedule included in Mr. Eugene Landy’s amended contract as a guide.  During fiscal 2011, the Company’s market capitalization increased 10%, FFO per share increased 4%, and dividends per share remained consistent at $0.60 per share.  During fiscal 2011, the Company met the 7.5% growth in market capitalization criteria. Accordingly, the Compensation Committee approved a bonus for the President of $20,000.

The Compensation Committee has also approved the recommendations of the President concerning the other named executive officers’ annual salaries, bonuses, option and restricted stock grants and fringe benefits.

Stockholder Votes on Executive Compensation

At the annual meeting of stockholders of the Company held on May 5, 2011, the Company’s stockholders voted on four proposals, including votes on an advisory basis, on the compensation paid to the Company’s named executive officers and on the frequency of future non-binding advisory votes on executive compensation.  Consistent with both the Board of Directors’ recommendations and the results of the shareholder vote, the Company’s Board of Directors considered the recommendations of the stockholders and has determined that the Company (i) will not make any material changes to the manner in which executive compensation is awarded, and (ii) will hold advisory votes on the compensation of the Company’s named executive officers every three years.  Accordingly, the next stockholder advisory vote on executive compensation will be held at the Annual Meeting of Stockholders in May 2014.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this report.

Compensation Committee:

Stephen B. Wolgin

Matthew I. Hirsch

Summary Compensation Table

The following Summary Compensation Table shows compensation paid or accrued by the Company for services rendered during 2011, 2010, and 2009 to the named executive officers.  There were no other executive officers whose aggregate compensation allocated to the Company for fiscal 2011 exceeded $100,000.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($) (5)	Restricted Stock Awards (6)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Eugene W. Landy	2011	$275,000	$320,000	$39,650	$157,197	$54,608 (1)	$42,500 (2)	$888,955
President and CEO	2010	250,000	390,000	21,450	135,805	206,794(1)	38,000 (2)	1,042,049
	2009	225,000	-0-	14,950	-0-	43,320 (1)	16,000 (2)	299,270

Michael P. Landy	2011	$263,858	$61,544	$-0-	$94,490	$-0-	$36,630 (3)	$456,522
Chairman of Executive	2010	200,103	111,445	-0-	59,660	-0-	28,863 (3)	400,071
Committee and	2009	190,575	10,471	5,750	-0-	-0-	23,674 (3)	230,470
Chief Operating Officer

Maureen E. Vecere	2011	$186,750	$35,385	$-0-	$85,900	$-0-	$8,316 (4)	$316,351
Chief Financial and	2010	161,917	8,519	-0-	59,660	-0-	6,110 (4)	236,206
Accounting Officer	2009	139,000	7,504	5,750	-0-	-0-	5,500 (4)	157,754

Anna T. Chew (7)	2011	$65,150	$-0-	$-0-	$73,874	$-0-	$-0-	$139,024
Treasurer	2010	65,150	-0-	-0-	59,660	-0-	-0-	124,810
	2009	62,050	-0-	11,500	-0-	-0-	-0-	73,550

Allison Nagelberg (9)	2011	$44,532	$20,000	$-0-	$65,284	$-0-	$-0-	$129,816
General Counsel	2010	44,532	-0-	-0-	43,175	-0-	-0-	87,707
	2009	42,411	-0-	-0-	-0-	-0-	-0-	42,411

Notes:

(1)

Accrual for pension and other benefits of $54,608, $206,794 and $43,320 for 2011, 2010 and 2009, respectively, in accordance with Mr. Landy’s employment contract.

(2)

Represents Director’s fees of $25,000, $20,500 and $16,000 for 2011, 2010 and 2009, respectively, paid to Mr. Landy; and legal fees paid to the firm of Eugene W. Landy of $17,500, $17,500 and $-0- for 2011, 2010 and 2009, respectively.

(3)

Represents Director’s fees of $25,000, $20,500 and $16,000 in 2011, 2010 and 2009, respectively, and fringe benefits and discretionary contributions by the Company to the Company’s 401(k) Plan allocated to an account of the named executive officer and reimbursement of a disability policy.  Approximately 30%, 30% and 35% of this employee’s compensation cost is allocated to and reimbursed by UMH Properties, Inc. (UMH), pursuant to a cost sharing agreement between the Company and UMH in 2011, 2010 and 2009, respectively.

(4)

Represents discretionary contributions by the Company to the Company’s 401(k) Plan allocated to an account of the named executive officer and reimbursement of a disability policy.

(5)

The fair value of the stock option grant was based on the Black-Scholes valuation model. See Note No. 10 to the Consolidated Financial Statements for assumptions used in the model.  The actual value of the options will depend upon the performance of the Company during the period of time the options are outstanding and the price of the Company’s common stock on the date of exercise.

(6)

The values were established based on the number of shares granted during fiscal 2011 and 2010 at the fair value on the date of grant of $8.59 and $7.85, respectively.

(7)

Anna T. Chew, the Company’s Treasurer, is an employee of UMH.  Ms. Chew served as the Company’s Chief Financial Officer from 2003 through June 2010.  Her compensation disclosure can be found in the SEC filings of UMH.  During 2011, 2010 and 2009, approximately 25% of her compensation cost was allocated to and reimbursed by the Company for her services, pursuant to a cost sharing arrangement between the Company and UMH.  Ms. Chew is an inside director and her directors fees are disclosed in the directors’ compensation table.

(8)

Allison Nagelberg, the Company’s General Counsel, is an employee of UMH.  Her compensation disclosure can be found in the SEC filings of UMH.  During 2011, 2010 and 2009, approximately 25% of her compensation cost was allocated to and reimbursed by the Company for her services, pursuant to a cost sharing arrangement between the Company and UMH.

Grants of Plan-Based Awards

Options to purchase 65,000 shares were granted in 2011 and options to purchase 285,850 shares were exercised during 2011.  During fiscal 2011, 75,400 shares of restricted common stock were granted at a grant date fair value of $8.59 per share.  As of September 30, 2011, the number of shares remaining for future grant of stock options or restricted stock is 901,722.

Stock Options

Options may be granted any time up through December 31, 2016.  No option shall be available for exercise beyond ten years.  All options are exercisable after one year from the date of grant.  The option price shall not be below the fair market value at date of grant.  Canceled or expired options are added back to the “pool” of shares available under the Plan.

The following table sets forth, for the executive officers named in the Summary Compensation Table, information regarding individual grants of stock options made during the year ended September 30, 2011:

Name	Grant Date (1)	Number of Shares Underlying Options	Exercise Price of Option Award	Grant Date Fair Value (2)
Eugene W. Landy	01/03/11	65,000	$8.72	$39,650

(1)

These options expire 8 years from grant date.

(2)

This value was established using the Black-Scholes stock option valuation model.  The following weighted-average assumptions were used in the model:  expected volatility of 20.51%; risk-free interest rate of 2.77%; dividend yield of 6.88%; expected life of options of 8 years; and -0- estimated forfeitures.  The fair value per share granted was $.61.  The actual value of the options will depend upon the performance of the Company during the period of time the options are outstanding and the price of the Company’s common stock on the date of exercise.

Restricted Stock

Under the 2007 Plan, the Compensation Committee determines the recipients of restricted stock awards; the number of restricted shares to be awarded; the length of the restricted period of the award; the restrictions applicable to the award including, without limitation, the employment or retirement status of the participant; rules governing forfeiture and restrictions applicable to any sale, assignment, transfer, pledge or other encumbrance of the restricted stock during the restricted period; and the eligibility to share in dividends and other distributions paid to the Company’s stockholders during the restricted period. The maximum number of shares underlying restricted stock awards that may be granted in any one fiscal year to a participant shall be 100,000.

The following table sets forth, for the executive officers named in the Summary Compensation Table, information regarding individual grants of restricted stock made during the year ended September 30, 2011:

Name	Grant Date	Number of Shares of Restricted Stock	Grant Date Fair Value Per Share	Grant Date Fair Value
Eugene W. Landy	7/5/11	18,300 (1)	$8.59	$157,197
Michael P. Landy	7/5/11	11,000 (1)	8.59	94,490
Maureen E. Vecere	7/5/11	10,000	8.59	85,900
Anna T. Chew	7/5/11	8,600 (1)	8.59	73,874
Allison Nagelberg	7/5/11	7,600	8.59	65,284

(1)

Grants include 1,000 shares of restricted stock granted to all directors.

Option Exercises and Stock Vested

The following table sets forth summary information concerning option exercises and vesting of restricted stock awards for each of the named executive officers during the year ended September 30, 2011:

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value realized on Vesting ($) (2)
Eugene W. Landy	65,000	$107,900	3,739	$30,510
Michael P. Landy	-0-	-0-	1,643	13,407
Maureen E. Vecere	500	$485	1,643	13,407
Anna T. Chew	-0-	-0-	1,643	13,407
Allison Nagelberg	-0-	-0-	1,189	9,702

(1)

Value realized based on the difference between the closing price of the shares on the New York Stock Exchange (NYSE) as of the date of exercise less the exercise price of the stock option.

(2)

Value realized based on the closing price of the shares on the NYSE as of the date of vesting of $8.16.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for the executive officers named in the Summary Compensation Table, information regarding stock options and restricted stock outstanding at September 30, 2011:

	Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (2)	Option exercise price ($)	Option expiration date	Number of Shares That Have Not Vested	Market Value Of Shares that Have Not Vested (3)

Eugene W. Landy					33,555	$266,091
	-0-	65,000 (1)	$8.72	1/3/19
	65,000	-0-	7.22	01/05/18
	65,000	-0-	7.25	10/20/16
	65,000	-0-	8.22	12/12/15
	16,375	-0-	8.05	01/22/15
	65,000	-0-	8.15	08/02/14
	16,375	-0-	8.70	09/21/13
	65,000	-0-	8.28	08/10/13
	65,000	-0-	7.89	08/03/12

Michael P. Landy					17,702	$140,377
	25,000	-0-	$7.25	10/20/16
	25,000	-0-	7.80	03/10/16
	9,825	-0-	8.05	01/22/15
	25,000	-0-	8.04	09/12/14
	9,825	-0-	8.70	09/21/13
	25,000	-0-	8.28	08/10/13

Maureen E. Vecere					16,702	$132,447
	25,000	-0-	$7.25	10/20/16
	25,000	-0-	7.80	03/10/16
	6,550	-0-	8.05	01/22/15
	25,000	-0-	8.04	09/12/14
	6,550	-0-	8.70	09/21/13
	25,000	-0-	8.28	08/10/13
	14,500	-0-	7.41	05/20/12

Anna T. Chew					15,302	$121,345
	50,000	-0-	$7.25	10/20/16
	50,000	-0-	7.80	03/10/16
	6,550	-0-	8.05	01/22/15
	50,000	-0-	8.04	09/12/14
	6,550	-0-	8.70	09/21/13
	50,000	-0-	8.28	08/10/13
	50,000	-0-	7.41	05/20/12

Allison Nagelberg					12,450	$98,729

(1)

These options will become exercisable on January 3, 2012.

(2)

All options are exercisable one year from date of grant.

(3)

Based on the closing price of our common stock on September 30, 2011 of $7.93.  Restricted stock awards vest over 5 years.

Employment Agreements

During fiscal 2010, the Company executed the Fourth Amendment to the Employment Contract (Fourth Amendment) with Eugene W. Landy, the Company’s President and Chief Executive Officer. The existing amended employment agreement had originally expired on December 31, 2009 but was automatically renewed for a one-year term in accordance with the terms of the agreement.  The Fourth Amendment increases Mr. Eugene Landy’s base salary from $225,000 per year to $275,000 per year, extends the pension payments of $50,000 per year through 2020, awards an Outstanding Leadership Achievement Award in the amount of $300,000 per year for three years for a total of $900,000 and revises the employee’s incentive bonus schedule as detailed in the Fourth Amendment.  The Company has accrued additional compensation expense related to the additional pension benefits of $164,000.    Pursuant to the amended employment agreement, Mr. Eugene Landy will receive, each year, an option to purchase 65,000 shares of the Company common stock and may receive bonuses in amounts determined by the Company’s Board of Directors, based upon progress towards achieving certain target levels of growth in market capitalization, funds from operations and dividends per share. The amended employment agreement provides that Mr. Eugene Landy is entitled to five weeks paid vacation and to participate in the Company’s employee benefits plans at any time he is entitled to receive pension benefits.

The amended employment agreement also provides for aggregate severance payments of $500,000, payable to Mr. Eugene Landy upon the termination of his employment for any reason, in increments of $100,000 per year for five years, disability payments, payable to Mr. Eugene Landy in the event of his disability (as defined in the amended employment agreement) for a period of three years, equal to Mr. Eugene Landy’s salary and a death benefit of $500,000 payable to Mr. Eugene Landy’s designated beneficiary. Upon the termination of Mr. Eugene Landy’s employment following or as a result of certain types of transactions that lead to a significant increase in the Company’s market capitalization, the amended employment agreement provides that Mr. Eugene Landy will receive a grant of 35,000 to 65,000 shares of the Company common stock, depending on the amount of the increase in the Company’s market capitalization, all of his outstanding options to purchase shares of the Company’s common stock will become immediately vested and he will be entitled to continue to receive benefits under the Company’s health  insurance and similar plans for one year. The amended employment agreement is terminable by the Company’s Board of Directors at any time by reason of Mr. Eugene Landy’s death or disability or for cause, which is defined in the amended employment agreement as a termination of the agreement if the Company’s Board of Directors determines in good faith that Mr. Eugene Landy failed to substantially perform his duties to the Company (other than due to his death or disability), or has engaged in conduct the consequences of which are materially adverse to the Company, monetarily or otherwise. Upon termination of the amended employment agreement, Mr. Eugene Landy will remain entitled to the disability, severance, death and pension benefits provided for in the amended employment agreement.  In the event of a change in control of the Company, Eugene W. Landy shall receive a lump sum payment of $2,500,000, provided that the sale price of the Company is at least $10 per share of common stock.  A change of control shall be defined as the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Company.  This change of control provision shall not apply to any combination between the Company and UMH Properties, Inc. (UMH).  Payment shall be made simultaneously with the closing of the transaction, and only in the event that the transaction closes.

Effective January 1, 2012, the Company and Michael P. Landy, Chief Operating Officer and Chairman of the Executive Committee, entered into a three-year employment agreement, under which Michael P. Landy receives an annual base salary of $315,000 for 2012 with increases of 5% for 2013 and 2014, plus bonuses and customary fringe benefits.  This contract automatically renews for successive one-year terms in accordance with the terms of the agreement.   Michael P. Landy will also receive four weeks vacation.  Michael P. Landy’s employment agreement also requires the Company to reimburse Michael P. Landy for the cost of a disability insurance policy such that, in the event of Michael P. Landy’s disability for a period of more than 90 days, Michael P. Landy will receive benefits up to 60% of his then-current salary.  In the event of a merger, sale or change of voting control of the Company, excluding transactions between the Company and UMH, Michael P. Landy will have the right to extend and renew this employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or Michael P. Landy may terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement.  If there is a termination of employment by the Company for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, Michael P. Landy shall be entitled to the greater of the salary due under the remaining term of the agreement or one year’s compensation at the date of termination, paid monthly over the remaining term or life of the agreement.  Approximately 30% of Michael P. Landy’s compensation is allocated to UMH pursuant to a cost sharing agreement between the Company and UMH.

Effective January 1, 2012, the Company and Maureen E. Vecere, Chief Financial and Accounting Officer, entered into a three-year employment agreement, under which Ms. Vecere receives and annual base salary of $250,000 for 2012 with increases of 5% for 2013 and 2014, plus bonuses and customary fringe benefits.  This contract automatically renews for successive one-year terms in accordance with the terms of the agreement.  Ms. Vecere’s employment agreement provides for bonuses and customary fringe benefits.  Ms. Vecere also receives four weeks’ vacation.  The Company will reimburse Ms. Vecere for the cost of a disability insurance policy such that, in the event of Ms. Vecere’s disability for a period of more than 90 days, Ms. Vecere will receive benefits up to 60% of her then-current salary.  In the event of a merger, sale or change of voting control of the Company, excluding transactions between the Company and UMH, Ms. Vecere will have the right to extend and renew this employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or the employee may terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement.  If there is a termination of employment by the Company for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, Ms. Vecere shall be entitled to the greater of the salary due under the remaining term of the agreement or one year’s compensation at the date of termination, paid monthly over the remaining term or life of the agreement.

Potential Payments upon Termination of Employment or Change-in-Control

Under the employment agreements with our President and Chief Executive Officer and certain other named executive officers, our President and Chief Executive Officer and such other named executive officers are entitled to receive the following estimated payments and benefits upon a termination of employment or voluntary resignation (with or without a change-in-control). These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a termination of employment, or voluntary resignation, were to occur.    The table below reflects the amount that could be payable under the various arrangements assuming that the termination of employment had occurred at September 30, 2011.

	Voluntary Resignation On 9/30/11(1)	Termination Not for Cause Or Good Reason Termination On 9/30/11	Termination For Cause On 9/30/11(1)	Termination Not for Cause or Good Reason Resignation (After a Change-in-Control) On 9/30/11	Disability/ Death On 9/30/11
Eugene W. Landy	$5,288	$520,327 (2)	$5,288	$3,020,327 (3)	$845,327 (4)
Michael P. Landy	5,483	356,386 (5)	5,483	356,386 (5)	356,386 (5)
Maureen E. Vecere	3,635	236,250 (5)	3,635	236,250 (5)	236,250 (5)
Anna T. Chew (6)	-0-	-0-	-0-	-0-	-0-
Allison Nagelberg (6)	-0-	-0-	-0-	-0-	-0-

(1)

Consists of accrued vacation time.

(2)

Consists of severance payments of $500,000, payable $100,000 per year for 5 years plus the estimated cost of continuation of benefits for one year following termination and accrued vacation.

(3)

Mr. Eugene W. Landy shall receive a lump-sum payment of $2,500,000 in the event of a change in control, provided that the sale price of the Company is at least $10 per share of common stock.  In addition, if Mr. Eugene W. Landy’s employment agreement is terminated, he receives severance payments of $500,000, continuation of benefits for one year following termination and accrued vacation.

(4)

In the event of a disability, as defined in the agreement, Mr. Eugene W. Landy shall receive disability payments equal to his base salary for a period of three years, continuation of benefits for one year following termination and accrued vacation. He has a death benefit of $500,000 payable to Mr. Eugene W. Landy’s beneficiary.

(5)

Payments represent 15 months’ salary under the respective employment agreements, as automatically renewed at the same salary for an additional year.

(6)

Anna T. Chew and Allison Nagelberg are employees of UMH and are subject to employment contracts with UMH and amounts potentially payable thereunder to them are not included herein.

The Company retains the discretion to compensate any officer upon any future termination of employment or a change-in-control.

Director Compensation

Effective July 1, 2010, Directors receive a fee of $2,250 for each Board meeting attended, $500 for each Board phone meeting, and an additional fixed annual fee of $15,000 payable quarterly.  Directors appointed to board committees receive $500 for each meeting attended.

The table below sets forth a summary of director compensation for the fiscal year ended September 30, 2011:

Director	Annual Board Cash Retainer ($)	Meeting Fees ($)	Committee Fees ($)	Restricted Stock Awards (7) ($)	Total Fees Earned or Paid in Cash ($)

Ernest Bencivenga (1)	$15,000	9,000	$-0-	$-0-	$24,000
Anna T. Chew (6)	15,000	10,000	-0-	-0-	25,000
Daniel D. Cronheim	15,000	10,000	-0-	8,590	33,590
Catherine B. Elflein (3)	15,000	9,500	1,500	8,590	34,590
Neal Herstik (2)(5)	15,000	10,000	3,500	8,590	37,090
Matthew I. Hirsch (3)(4)(5)	15,500	7,750	3,000	8,590	34,840
Charles Kaempffer (1)	15,000	6,750	1,500	-0-	23,250
Joshua Kahr (8)	17,500	5,500	-0-	-0-	23,000
Eugene W. Landy (6)	15,000	10,000	-0-	-0-	25,000
Michael P. Landy (6)	15,000	10,000	-0-	-0-	25,000
Samuel A. Landy	15,000	9,500	-0-	8,590	33,090
Scott L. Robinson (3)	15,000	10,000	2,500	8,590	36,090
Eugene Rothenberg	15,000	10,000	-0-	8,590	33,590
Stephen B. Wolgin (2)(3)(4)(5)	15,500	10,000	6,000	8,590	40,090
Total	$213,500	$128,000	$18,000	$68,720	$428,220

(1)

Emeritus directors are retired directors who are not entitled to vote on board resolutions however they receive directors’ fees for participation in the board meetings.

(2)

These directors acted as lead directors when attending the Company’s Executive Committee meetings.

(3)

 The Audit Committee for 2011 consists of Mr. Hirsch, Mr. Wolgin, Mr. Robinson and Ms. Elflein. The board had determined that Mr. Wolgin and Ms. Elflein are considered “audit committee financial experts” within the meaning of the rules of the SEC and are “financially sophisticated” within the meaning of the listing requirements of the New York Stock Exchange.

(4)

Mr. Hirsch and Mr. Wolgin are members of the Compensation Committee.

(5)

Mr. Herstik, Mr. Hirsch, and Mr. Wolgin are members of the Nominating Committee.

(6)

Restricted stock awards of 1,000 shares for compensation as Director are disclosed in the Executive Summary Compensation Table.

(7)

Directors each received a grant of 1,000 shares of restricted common stock under the 2007 Plan.  Fair value on the date of grant was $8.59 per share.

(8)

Mr. Kahr did not stand for reelection in the Company’s proxy for the annual meeting held May 5, 2011 due to the Company’s decision to reduce the size of the Board.

Other Information

Daniel D. Cronheim is an inside Director of the Company and Executive Vice President of David Cronheim Company (Cronheim) and CMS.  Daniel Cronheim received $25,000, $20,500 and $16,000 for Director’s fees in 2011, 2010 and 2009, respectively.  The David Cronheim Company received $15,400, $22,773 and $20,352 in lease commissions in 2011, 2010 and 2009, respectively.  The David Cronheim Mortgage Corporation, an affiliated company, received $-0-, $100,000 and $-0- in mortgage brokerage commissions in 2011, 2010 and 2009, respectively.

During fiscal 2011, 2010 and 2009, the Company was subject to management contracts with CMS for a fixed fee of $380,000.  During 2011 and 2010, the Company also agreed to reimburse CMS for fees paid to subagents.  CMS provides sub-agents as regional managers for the Company’s properties and in 2009, compensated the subagents out of the $380,000 management fee.   The Company paid CMS management fees (net of allocation to the minority owner of the Somerset, New Jersey shopping center) of $547,751, $421,647 and $375,477 in fiscal 2011, 2010 and 2009, respectively, for the management of the properties subject to the management contract.

Compensation Committee Interlocks and Insider Participation

Matthew I. Hirsch and Stephen B. Wolgin are members of the Compensation Committee. There are no compensation committee interlocks and no member of the compensation committee has served as an officer or employee of the Company or any of its subsidiaries at any time.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors adopted a written charter for the Audit Committee in March 2001.  The Board of Directors amended this charter in January 2008 to state the responsibilities of the Chair of the Audit Committee.  The amended charter is presented herein at Appendix A and is also available on the Company’s website at http://www.mreic.com.

The Company has an Audit Committee consisting of four “independent” Directors, as defined by the listing standards of the NYSE.  The Audit Committee’s role is to act on behalf of the Board of Directors in the oversight of all material aspects of the Company’s reporting, internal control and audit functions.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended September 30, 2011.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, “Independence Discussions with Audit Committees”, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011.

Audit Committee:

Catherine B. Elflein

Matthew I. Hirsch

Scott L. Robinson

Stephen B. Wolgin

Fees Billed by Independent Registered Public Accounting Firm

PKF served as the Company’s independent registered public accountants for the years ended September 30, 2011, 2010 and 2009.  The following are fees billed by and accrued to PKF  in connection with services rendered:

	2011	2010

Audit Fees	$176,000	$172,500
Audit Related Fees	15,285	43,045
Tax Fees	40,817	40,000
All Other Fees	-0-	-0-
Total Fees	$232,102	$255,545

Audit fees include professional services rendered for the audit of the Company’s annual financial statements, management’s assessment of internal controls, and reviews of financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit related fees include services that are normally provided by the Company’s independent auditors in connection with statutory and regulatory filings, such as consents and assistance with and review of documents filed with the SEC.

Tax fees include professional services rendered for the preparation of the Company’s federal and state corporate tax returns and supporting schedules as may be required by the Internal Revenue Service and applicable state taxing authorities.  Tax fees also include other work directly affecting or supporting the payment of taxes, including planning and research of various tax  issues.

.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of audit and permitted non-audit services provided by the Company’s principal independent accountants.  The policy requires that all services provided by our independent registered public accountants to the Company, including audit services, audit-related services, tax services and other services, must be pre-approved by the Committee, and all have been so approved.  The pre-approval requirements do not prohibit day-to-day normal tax consulting services, which matters will not exceed $10,000 in the aggregate.

The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining PKF’s independence.

COMPARATIVE STOCK PERFORMANCE

The following line graph compares the total return of the Company’s common stock for the last five fiscal years to the FTSE NAREIT Composite Index (US), published by NAREIT, and the S&P 500 Index for the same period.  The total return reflects stock price appreciation and dividend reinvestment for all three comparative indices.  The information has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no family relationships between any of the Directors or executive officers of the Company, except that Samuel A. Landy and Michael P. Landy are the sons of Eugene W. Landy, the President and Chief Executive Officer and a Director of the Company.

Eugene W. Landy and Samuel A. Landy are partners in the law firm of Landy & Landy, which firm, or its predecessor firms, have been retained by the Company as legal counsel since the formation of the Company, and which firm the Company proposes to retain as legal counsel for the current fiscal year.  The Company now uses outside counsel for most of the legal services required.  The New Jersey Supreme Court has ruled that the relationship of directors also serving as outside counsel is not per se improper, but the attorney should fully discuss the issue of conflict with the other directors and disclose it as part of the proxy statement so that shareholders can consider the conflict issue when voting for or against the attorney/director nominee.

No director, executive officer, or any immediate family member of such director or executive officer may enter into any transaction or arrangement with the Company without the prior approval of the Board of Directors.  The Board of Directors will appoint a Business Judgment Committee consisting of independent directors who are also independent of the transaction or arrangement.  This Committee will recommend to the Board of Directors approval or disapproval of the transaction or arrangement.  In determining whether to approve such a transaction or arrangement, the Business Judgment Committee will take into account, among other factors, whether the transaction was on terms no less favorable to the Company than terms generally available to third parties and the extent of the executive officer’s or director’s involvement in such transaction or arrangement.  While the Company does not have specific written standards for approving such related party transactions, such transactions are only approved if it is in the best interest of the Company and its shareholders.  Additionally, the Company’s Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify the Company’s General Counsel.  Further, to identify related party transactions, the Company submits and requires our directors and executive officers to complete director and officer questionnaires identifying any transactions with the Company in which the director, executive officer or their immediate family members have an interest.

During fiscal 2010, the Company executed the Fourth Amendment to the Employment Contract (Fourth Amendment) with Eugene W. Landy, the Company’s President and Chief Executive Officer. The then-existing amended employment agreement had originally expired on December 31, 2009 but automatically renewed for a one-year term in accordance with the terms of the agreement.  The Fourth Amendment increases Mr. Eugene Landy’s base salary from $225,000 per year to $275,000 per year, extends the pension payments of $50,000 per year through 2020, awards an Outstanding Leadership Achievement Award in the amount of $300,000 per year for three years for a total of $900,000 and revises the employee’s incentive bonus schedule as detailed in the Fourth Amendment.  The Company has accrued additional compensation expense related to the additional pension benefits of $164,000.  Mr. Landy receives customary fringe benefits, including health insurance and five weeks vacation.  The Employment Agreement is terminable by either party at any time subject to certain notice requirements.  In the event of a change in control of the Company, Eugene W. Landy shall receive a lump sum payment of $2,500,000, provided that the sale price of the Company is at least $10 per share of common stock.  A change of control shall be defined as the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Company.  This change of control provision shall not apply to any combination between the Company and UMH Properties, Inc. (UMH).  Payment shall be made simultaneously with the closing of the transaction, and only in the event that the transaction closes.  Eugene W. Landy received $25,000, $20,500 and $16,000 during 2011, 2010 and 2009 as Director.  The firm of Eugene W. Landy received $17,500, $17,500 and $-0- during 2011, 2010 and 2009, respectively, as legal fees.

The Company has a note receivable from Mr. Landy with a balance of $984,375 at September 30, 2011 and 2010 which is included in Loans to Officers, Directors and Key Employees included under Shareholders’ Equity.  This note was signed on April 30, 2002 and is due on April 30, 2012.  The interest rate is fixed at 5% and the note is collateralized by 150,000 shares of the Company stock.  Interest earned by the Company on this note is $49,219 per year.

Effective January 1, 2012, the Company and Michael P. Landy, Chief Operating Officer and Chairman of the Executive Committee, entered into a three-year employment agreement, under which Michael P. Landy receives an annual base salary of $315,000 for 2012 with increases of 5% for 2013 and 2014, plus bonuses and customary fringe benefits.  This contract automatically renews for successive one-year terms in accordance with the terms of the agreement.   Michael P. Landy will also receive four weeks vacation.  Michael P. Landy’s employment agreement also requires the Company to reimburse Michael P. Landy for the cost of a disability insurance policy such that, in the event of Michael P. Landy’s disability for a period of more than 90 days, Michael P. Landy will receive benefits up to 60% of his then-current salary.  In the event of a merger, sale or change of voting control of the Company, excluding transactions between the Company and UMH, Michael P. Landy will have the right to extend and renew this employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or Michael P. Landy may terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement.  If there is a termination of employment by the Company for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, Michael P. Landy shall be entitled to the greater of the salary due under the remaining term of the agreement or one year’s compensation at the date of termination, paid monthly over the remaining term or life of the agreement.  Approximately 30%, 30% and 35% of Michael P. Landy’s compensation was allocated to UMH in 2011, 2010 and 2009, respectively, pursuant to a cost sharing agreement between the Company and UMH.  Mr. Michael Landy received $25,000, $20,400 and $16,000 during 2011, 2010 and 2009 respectively, as Director.

Daniel D. Cronheim is an inside Director of the Company and Executive Vice President of David Cronheim Company (Cronheim) and CMS.  Daniel Cronheim received $25,000, $20,500 and $16,000 for Director’s fees in 2011, 2010 and 2009, respectively.  The David Cronheim Company received $15,400, $22,773 and $20,352 in lease commissions in 2011, 2010 and 2009, respectively.  The David Cronheim Mortgage Corporation, an affiliated company, received $-0-, $100,000 and $-0- in mortgage brokerage commissions in 2011, 2010 and 2009, respectively.

CMS, a division of David Cronheim Company, received the sum of $547,751, $421,647 and $375,477 and for property management fees during the years ended 2011, 2010 and 2009, respectively.   During 2011, 2010 and 2009, the Company was subject to a management contract with CMS.  For the calendar years 2011 and 2010, the management fee was fixed at $380,000 per year plus the actual costs of subagents, up to a maximum of 1.5% of rents under management.  Management believes that the aforesaid fees are no more than what the Company would pay for comparable services elsewhere.

There are six Directors of the Company who are also Directors and shareholders of UMH.  During 2011, the Company purchased 200,000 shares of the UMH Series A 8.125% preferred stock in a public offering for $5,000,000.  The Company holds common and preferred stock of UMH in its securities portfolio.  During 2011, the Company repurchased $5,000,000 in 8% Debentures due 2015 held by UMH.

The Company shares some officers and employees with UMH.  Some general and administrative expenses were allocated between the Company and UMH based on use or services provided.  Allocations of salaries and benefits are made based on the amount of the employees’ time dedicated to each affiliated company. Shared expenses are allocated between the Company and UMH.

COMPLIANCE WITH EXCHANGE ACT FILING REQUIREMENTS

Section 16(a) of the Exchange Act requires the Company’s Officers and Directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Officers, Directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on review of the copies of such forms furnished to the Company, the Company believes that, during the fiscal year, all Section 16(a) filing requirements applicable to its Officers, Directors and greater than 10% beneficial owners were met.

OTHER MATTERS

The Board of Directors knows of no other matters other than those stated in this Proxy Statement which are to be presented for action at the Annual Meeting.  If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such matter in accordance with the judgment of the persons voting such proxies.  Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

The Company will provide, without charge, to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended September 30, 2011 (as filed with the SEC), including the financial statements and schedules thereto.  All such requests should be directed to Monmouth Real Estate Investment Corporation, Attention:  Shareholder Relations, Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, NJ 07728.

SHAREHOLDER PROPOSALS

In order for Shareholder Proposals for the 2013 Annual Meeting of Shareholders to be eligible for inclusion in the Company’s 2013 Proxy Statement, they must be received by the Company at its office at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728 not later than December 3, 2012.

BY ORDER OF THE BOARD OF DIRECTORS

Eugene W. Landy

       President and Director

Dated:  March 23, 2012

Important:  Shareholders can help the Directors avoid the necessity and expense of sending follow-up letters to insure a quorum by promptly casting their vote.  The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting.  You are earnestly requested to cast your vote in order that the necessary quorum may be represented at the meeting.

APPENDIX A

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

AUDIT COMMITTEE CHARTER

AS AMENDED JANUARY 16, 2008

I.   AUDIT COMMITTEE PURPOSE

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities.  The Audit Committee's primary duties and responsibilities are to:

•

Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, tax, risk management, legal and SEC compliance.

•

Monitor the independence and performance of the Company's independent auditors.

•

Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.  AUDIT COMMITTEE COMPOSITION AND MEETINGS

Audit Committee members shall meet the requirements of the listing standards of the National Association of Securities Dealers (NASD) and the Securities and Exchange Commission (SEC).  The   Audit Committee shall be comprised of three directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment.   All members of the Committee shall have a basic understanding  of finance  and  accounting and be able to read  and  understand fundamental financial statements, and at least one member  of the  Committee  shall  have accounting or  related  financial management expertise.

Audit Committee members shall be appointed by the Board of Directors upon recommendation by the Chairman.  If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least two times annually, or more frequently as circumstances dictate.  The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting.   The Committee  should  meet  privately   in executive session at least annually with management  and  the independent  auditors  and  as a  committee  to  discuss  any matters  that  the Committee or each of these groups  believe should  be  discussed.  The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.  The Committee or its Chair should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures, as considered necessary.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

Review Procedures

1.

Review and reassess the adequacy of this Charter at least annually.   Submit the charter to  the  Board  of Directors  for approval and have the document  published at  least  every  three  years in  accordance  with  SEC regulations.

2.

Review the Company's annual audited financial statements prior to filing or distribution.  Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

3.

In  consultation  with management  and  the  independent auditors,   consider  the  integrity  of  the  Company's financial  reporting  processes  and  controls.  Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures.  Review significant findings prepared by the independent    auditors   together   with   management's responses.

4.

Review  with  financial management and  the  independent auditors,  the  company's  quarterly  financial  results prior to the  release  of  earnings and/or the company's quarterly  financial  statements  prior   to  filing  or distribution,  as  considered  necessary.   Discuss  any significant   changes   to   the   Company's  accounting principles  and  any  items  required to be communicated by the independent auditors  in accordance  with  SAS 61 (see item 9).   The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

5.

Review with financial management and the independent auditors, the company’s compliance with Internal Revenue Code, regulations relating to REIT’s, and state and local tax laws.

Independent Auditors

6.

The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors.  The Audit  Committee  shall  review  the  independence,  and performance  of  the  auditors and annually recommend to the   Board   of   Directors  the   appointment  of  the independent  auditors   or approve  any  discharge  of auditors when circumstances warrant.

7.

Approve the fees and other significant compensation to be paid to the independent auditors.

8.

On  an  annual  basis,  the  Committee should review and discuss  with  the  independent auditors all significant relationships  they  have  with  the  Company that could impair the  auditors' independence.

9.

Review the independent auditors audit plan-discuss scope, staffing,  locations,   reliance   upon  management  and general audit approach, as considered necessary.

10.

Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

11.

Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Legal Compliance

12.

On at least an annual basis, review with the Company's inside counsel, and if necessary, outside counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's   compliance   with    applicable   laws   and regulations, inquiries received   from regulators or governmental agencies.

Other Audit Committee Responsibilities

13.

Annually prepare a report to shareholders as required by the Securities and Exchange Commission.   The report should be included in the Company's annual   proxy statement.

14.

Perform  any  other  activities   consistent  with  this Charter,  the  Company's By-laws and   governing law, as the   Committee   or   the   Board  deems  necessary  or appropriate.

15.

Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

16.

Establish and maintain the procedures for the treatment of complaints regarding accounting, internal control, auditing, including procedures for the anonymous submission of complaints.

17.

Perform an annual self-evaluation of the audit committee.

IV.   RESPONSIBILITIES OF THE AUDIT COMMITTEE CHAIR

The Chair of the Audit Committee (“the Committee”) shall act in concert with the other members of the Committee to enable the Committee to carry out its duties as described more fully herein.  Official actions of the Committee shall be taken by vote of a majority of the Committee.  Written minutes of official actions of the Committee shall be maintained.

Specifically, the Chair of the Committee shall:

1.

Ensure that there is collaboration with the CEO and other members of management, to develop the agenda for Committee meetings, and to enable the Committee to exercise its accountabilities;

2.

Ensure that there is proper flow of information between the Committee and management;

3.

Ensure that resources and expertise are available to the Committee with respect to its review of management’s proposals;

4.

Ensure that external advisers retained or to be retained by the Committee are appropriately qualified and independent;

5.

Ensure an open and frank relationship between the Committee and the Company’s external and/or internal auditors;

6.

Chair every meeting of the Committee, encouraging free and open discussion at Committee meetings, and providing overall leadership to enhance the effectiveness of the Committee;

7.

Foster ethical and responsible decision making by the Committee and its individual members;

8.

Report to the Board of Directors on behalf of the Committee;

9.

Be available at the Corporation’s annual meeting, upon request, to answer questions on the Committee’s activities and responsibilities;

10.

Carry out other duties as requested by the Board of Directors.